Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

between

SANOFI

and

RANCHO SANTA FE BIO, INC.

Dated as of June 2, 2021

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 GRANT OF RIGHTS		11

2.1	Grants to Licensee	11
2.2	Retention of Rights	11
2.3	Sublicenses	11
2.4	No Implied Rights	11
2.5	Disclosure of Licensed Know-How	11
2.6	Transferred Materials	12
2.7	Technical Assistance	12
2.8	Transferred US INDs	12

ARTICLE 3 DEVELOPMENT AND REGULATORY		12

3.1	Development	12
3.2	Development Diligence	13
3.3	Reports	13
3.4	Records	13
3.5	Subcontracting	13
3.6	Compliance	13
3.7	Regulatory	13

ARTICLE 4 COMMERCIALIZATION		14

4.1	In General	14
4.2	Commercialization Diligence	14
4.3	Commercialization Reports	14
4.4	Subcontracting	14
4.5	Compliance	14
4.6	Sales and Distribution	14

ARTICLE 5 MANUFACTURE AND SUPPLY		14

5.1	In General	14
5.2	Subcontracting	15
5.3	Compliance	15

ARTICLE 6 PAYMENTS		15

6.1	Upfront Payment	15
6.2	Milestones	15
6.3	Royalties	17

i

6.4	Sublicensing/Transfer Revenues	17
6.5	Payment Dates and Reports	17
6.6	Mode of Payment; Currency Conversion	17
6.7	Taxes	18
6.8	Interest on Late Payments	18
6.9	Financial Records	18
6.10	Audit	18
6.11	Audit Dispute	19
6.12	Confidentiality	19

ARTICLE 7 INTELLECTUAL PROPERTY		20

7.1	Ownership of Arising Information and Inventions	20
7.2	Prosecution and Maintenance of Derived Patents	20
7.3	Patent Term Extension and Supplementary Protection Certificate	20
7.4	Third Party Licenses	20
7.5	Product Trademarks	20
7.6	Third Party Claims	21

ARTICLE 8 PHARMACOVIGILANCE AND SAFETY		21

8.1	Global Safety Database	21
8.2	Pharmacovigilance Agreement	21

ARTICLE 9 CONFIDENTIALITY AND NON-DISCLOSURE		21

9.1	Confidentiality Obligations	21
9.2	Permitted Disclosures	22
9.3	Use of Name	23
9.4	Press Releases	23
9.5	Publications	24
9.6	Destruction of Confidential Information	24

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		24

10.1	Mutual Representations and Warranties	24
10.2	Representations and Warranties of Sanofi	25
10.3	Covenant of Licensee	25
10.4	Additional Future Patents	25
10.5	DISCLAIMER OF WARRANTY	25

ARTICLE 11 INDEMNITY		26

11.1	Indemnification of Sanofi	26
11.2	Indemnification of Licensee	26
11.3	Notice of Claim	26
11.4	Control of Defense	27

11.5	Limitation on Damages and Liability	29
11.6	Insurance	29

ARTICLE 12 TERM AND TERMINATION		29

12.1	Term	29
12.2	Termination of this Agreement for Material Breach	29
12.3	Termination Upon Insolvency	29
12.4	Rights in Bankruptcy	30
12.5	Consequences of Termination	30
12.6	Accrued Rights; Surviving Obligations	30

ARTICLE 13 MISCELLANEOUS		31

13.1	Force Majeure	31
13.2	Alliance Managers	31
13.3	Assignment	32
13.4	Severability	32
13.5	Dispute Resolution	33
13.6	Governing Law, Jurisdiction, Venue and Service	33
13.7	Notices	33
13.8	Entire Agreement; Amendments	34
13.9	English Language	34
13.10	Equitable Relief	33
13.11	Waiver and Non-Exclusion of Remedies	35
13.12	No Benefit to Third Parties	35
13.13	Further Assurance	35
13.14	Relationship of the Parties	35
13.15	Counterparts	36
13.16	References	36
13.17	Construction	36
13.18	Sanofi Affiliates	36

Schedules

Schedule 1.48	Licensed Know-How
Schedule 2.6	Transferred Materials
Schedule 2.8	Transferred US INDs
Schedule 3.1.2	Development Plan

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of June 2, 2021 (the “Effective Date”) by and between Sanofi, a French corporation, having offices at 54, rue la Boétie, 75008 Paris (“Sanofi” or “Licensor”), and, Rancho Santa Fe Bio, Inc., a Delaware corporation, with a principal office at P.O. Box 2833, Rancho Santa Fe, CA 92067, USA (“RSFB” or “Licensee”). Sanofi and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Sanofi controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Sanofi wishes to grant to Licensee, and Licensee wishes to be granted, a license under such intellectual property rights to Exploit (as defined herein) Licensed Products in the Territory, and an assignment of certain other rights, in each case, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1. “Accountant” has the meaning set forth in Section 6.11.

1.2. “Accounting Standards” means the then-current version financial reporting standards followed by Licensee, its Affiliate or Sublicensee, examples of which are IFRS (International Financial Reporting Standards) and GAAP (United States generally accepted accounting principles), in each case, in each case consistently applied.

1.3. “Adverse Event” means (a) the development of an undesirable medical condition or the deterioration of a pre-existing medical condition in a patient or clinical investigation subject during or following exposure to or use of a Licensed Product, whether or not considered causally related to such Licensed Product, (b) the exacerbation of any pre-existing condition occurring during or following exposure to or use of a Licensed Product, or (c) any other adverse experience or adverse drug experience (as described in the FDA’s Investigational New

Drug safety reporting and NDA post-marketing reporting regulations, 21 C.F.R. §§312.32 and 314.80, respectively, and any applicable corresponding regulations outside the United States, in each case as may be amended from time to time), occurring during or following exposure to or use of a Licensed Product. For purposes of this Agreement, “undesirable medical condition” includes symptoms (e.g., nausea, chest pain), signs (e.g., tachycardia, enlarged liver) or the abnormal results of an investigation (e.g., laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose or sensitivity reactions.

1.4. “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.5. “Agreement” has the meaning set forth in the preamble hereto.

1.6. “Alliance Manager” has the meaning set forth in Section 13.2.

1.7. “Applicable Law” means laws, rules and regulations applicable to the performance of activities under this Agreement, including any rules, regulations, guidelines (including Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices, as respectively defined under the ICH Guidelines) or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.8. “Breaching Party” has the meaning set forth in Section 12.2.

1.9. “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Paris, France are not closed.

1.10. “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.11. “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.12. “Change of Control” means, with respect to either Party, (a) any sale, exchange, transfer, or issuance to or acquisition by one or more Third Parties of shares representing more than fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of such Party or any Affiliate that directly or indirectly controls (as defined in Section 1.4) (such Affiliate, a “Parent” of such Party), whether such sale, exchange, transfer, issuance or acquisition is made directly or indirectly, beneficially or of record or in one transaction or a series of related transactions, but excluding the issuance of shares in financing transactions, including any venture capital financing or any public offering; (b) a merger or consolidation under Applicable Law of such Party with a Third Party in which the shareholders of a Party or such Parent immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation more than fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation; or (c) a sale or other disposition of all or substantially all of the assets of such Party to which this Agreement relates to one (1) or more Third Parties in one transaction or a series of related transactions.

1.13. “Clinical Data” means all data, reports and results with respect to the Licensed Compound or the Licensed Products made, collected or otherwise generated under or in connection with the Clinical Studies.

1.14. “Clinical Studies” means human clinical trials for a Licensed Product and any other tests and studies for a Licensed Product in human subjects.

1.15. “Combination Product” means a Licensed Product that consists of or contains a Licensed Compound as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose or as separate doses in a single package.

1.16. “Commercialization” means, with respect to a product, any and all activities (whether before or after Market Approval) directed to the marketing, promotion and sale of such product in the Field in the Territory after Market Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such product, importing, exporting or transporting such product for commercial sale, medical education activities with respect to such product, conducting Clinical Studies that are not required to obtain or maintain Market Approval for such product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meaning.

1.17. “Commercially Reasonable Efforts” means the level of efforts and resources expended by Licensee, [***].

1.18. “Complaining Party” has the meaning set forth in Section 12.2.

1.19. “Confidential Information” has the meaning set forth in Section 9.1.

1.20. “Control” means, with respect to any Information and Inventions, Regulatory Documentation, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to assign or grant a license, sublicense or other right to or under such Information and Inventions, Regulatory Documentation, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.21. “Derived Patent” means any Patent filed by Licensee or its Affiliate or Sublicensee the claims of which are supported by data included in the Licensed Know-How and that is related to any Licensed Compound or Licensed Product.

1.22. “Development” means, with respect to a product, all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Clinical Studies, including Manufacturing in support thereof (but excluding any commercial Manufacturing), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Market Approval for such Licensed Product. When used as a verb, “Develop” means to engage in Development.

1.23. “Development Plan” means the plan for the Development of the Licensed Products as described in Section 3.1.2, as updated from time to time pursuant to Section 3.1.2.

1.24. “Disclosing Party” has the meaning set forth in Section 9.1.

1.25. “Dispute” has the meaning set forth in Section 13.5.

1.26. “Dollar” or “$” means the United States dollar.

1.27. “Drug Approval Application” means a New Drug Application (an

“NDA”) as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.28. “Effective Date” has the meaning set forth in the preamble hereto.

1.29. “EMA” means the European Medicines Agency and any successor agency thereto.

1.30. “Europe” means the countries comprising the European Economic Area as it may be constituted from time to time.

1.31. “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time.

1.32. “Executive Officer” means a senior executive of a Party having corporate authority to make decisions regarding this Agreement.

1.33. “Exploit” means, with respect to a product, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit such product and “Exploitation” means the act of Exploiting a product.

1.34. “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.35. “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time.

1.36. “Field” means all human and mammalian therapeutic, prophylactic and diagnostic uses.

1.37. “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such Licensed Product in such country. Sales prior to the approval of the applicable Drug Approval Application, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales” shall not constitute a First Commercial Sale.

1.38. “Force Majeure Event” has the meaning set forth in Section 13.1.

1.39. “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.40. “IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Studies in the United States (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory.

1.41. “Indemnification Claim Notice” has the meaning set forth in Section 11.3.

1.42. “Indemnified Party” has the meaning set forth in Section 11.3.

1.43. “Indemnifying Party” means the Party from whom indemnification is sought pursuant to Section 11.1 or Section 11.2.

1.44. “Indication” means any distinct human or mammalian disease category, as evidenced by the filing of a separate Drug Approval Application (or supplemental Drug Approval Application, as the case may be).

1.45. “Information and Inventions” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical trial results and Clinical Study results, Manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions, and tangible embodiments of any of the foregoing.

1.46. “Invoiced Sales” has the meaning set forth in the definition of “Net Sales.”

1.47. “Licensed Compound” means Ataciguat (also known as HMR1766), [***].

1.48. “Licensed Know-How” means the Information and Inventions Controlled by Sanofi as of the Effective Date related to the Licensed Compound set forth on Schedule 1.47.

1.49. “Licensed Product” means any pharmaceutical product containing a Licensed Compound, including all forms, formulations and modes of administration, alone or in combination with one or more other active ingredients, presentations and dosages thereof.

1.50. “Licensee” has the meaning set forth in the preamble hereto.

1.51. “Licensee Indemnitees” has the meaning set forth in Section 11.2.

1.52. “Licensee Technology” means (a) any Information and Inventions that are conceived or developed by Licensee after the Effective Date in the course of Exploiting the Licensed Compound or the Licensed Products and (b) any Patents filed and Controlled by Licensee that claim or cover and such Information and Inventions, and (c) any Derived Patents.

1.53. “Losses” has the meaning set forth in Section 11.1.

1.54. “MAA” has the meaning set forth in the definition of “Drug Approval Application”.

1.55. “Major Markets” means (i) the United States, and (ii) at least [***] of the following countries: [***].

1.56. “Manufacture” and “Manufacturing” means, with respect to a product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, stability testing, quality assurance or quality control of such product or any intermediate thereof.

1.57. “Market Approval” means an approval from a Regulatory Authority of the applicable Drug Approval Application for such Licensed Product by such Regulatory Authority.

1.58. “Milestone Event” has the meaning set forth in Section 6.2.1

1.59. “Milestone Payment” has the meaning set forth in Section 6.2.1.

1.60. “Monetization” means the monetization of all or a portion of Sanofi’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

1.61. “NDA” has the meaning set forth in the definition of “Drug Approval Application”.

1.62. “Net Sales” means, for any period, the gross amount invoiced by Licensee or any of its Affiliates or Sublicensees for the sale of a Licensed Product (the “Invoiced Sales”), less deductions for: [***].

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by [***].

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Licensee’s, or its Affiliates’ existing allocation method; provided that any such allocation shall be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.

Licensee’s or any of its Affiliates’ transfer of any Licensed Product to an Affiliate shall not result in any Net Sales unless such Licensed Product is consumed by such Affiliate in the course of its commercial activities.

1.63. “Orphan Indication” means, with respect to a Licensed Product, those specific Indications for which orphan drug designation has been granted under Applicable Law.

hereto.

1.64. “Party” and “Parties” each has the meaning set forth in the preamble

1.65. “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).

1.66. “Payments” has the meaning set forth in Section 6.7.

1.67. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.68. “Product Trademarks” means the Trademark(s) to be used by Licensee or its Affiliates for the Commercialization of the Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of the Parties or their Affiliates).

1.69. “Receiving Party” has the meaning set forth in Section 9.1.

1.70. “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Compound or a Licensed Product in the Territory.

1.71. “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including all Market Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files and (c) Clinical Data and any other data contained in any of the foregoing, in each case ((a), (b) and (c)), relating to the Licensed Product.

1.72. “Regulatory Exclusivity” means any period of data or market exclusivity granted or otherwise authorized in respect of a Licensed Product, other than as a result of a Patent, that prohibits a Person from (a) relying on safety or efficacy data generated by or on behalf of a Party with respect to such Licensed Product in an application for regulatory approval of a Generic Product, or (b) Commercializing a Licensed Product, including any such period under the FFDCA, European Parliament and Council Regulations (EC) Nos. 726/2004, 141/2000 and 1901/2006, or national implementations of Article 10 of Directive 2001/83/EC, and all equivalents (in the United States, European Union or elsewhere) of any of the foregoing.

1.73. “Royalty Term” means, with respect to each Licensed Product, for each Indication, and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the latest to occur of: (a) the expiration of the last-to-expire Derived Patent that includes a Valid Claim; (b) the expiration of Regulatory Exclusivity in such country for such Licensed Product; and (c) the [***] anniversary of the First Commercial Sale of such Licensed Product in such country.

1.74. “Sanofi” has the meaning set forth in the preamble hereto.

1.75. “Sanofi Indemnitees” has the meaning set forth in

1.76. “Service Provider” means a Person retained by Licensee to perform services but which Person is not granted any sublicense of any rights hereunder.

1.77. “Sublicense Agreement” has the meaning set forth in Section 2.3.

1.78. “Sublicensee” means a Person that is granted a sublicense by Licensee in accordance with Section 2.3.

1.79. “Sublicensing/Transfer Revenues” has the meaning set forth in Section 6.4.

1.80. “Term” has the meaning set forth in Section 12.1.

1.81. “Termination Notice Period” has the meaning set forth in Section 12.2.

1.82. “Territory” means the entire world.

1.83. “Third Party” means any Person other than Sanofi, Licensee and their respective Affiliates.

1.84. “Third Party Claims” has the meaning set forth in Section 11.1.

1.85. “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.86. “Transferred US INDs” has the meaning set forth in Section 2.8 (Transfer of US INDs).

1.87. “Transferred Materials” means the chemical materials Controlled by Sanofi as of the Effective Date of the Agreement as listed on Schedule 2.6 (Transferred Materials).

1.88. “Upfront Payment” has the meaning set forth in Section 11.1 (Upfront Payment).

1.89. “Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (b) any claim of a pending Patent application that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

ARTICLE 2

GRANT OF RIGHTS

2.1. Grants to Licensee. Subject to all other terms and conditions of this Agreement, Sanofi hereby grants to Licensee an exclusive (including with regard to Sanofi and its Affiliates) license to use the Licensed Know-How to Exploit the Licensed Compound and the Licensed Products in the Field in the Territory.

2.2. Retention of Rights. Sanofi retains, on behalf of itself and its Affiliates, the right to use the Licensed Know-How (a) for all uses unrelated to any Licensed Compound (except with respect to retaining the Licensed Compounds in Sanofi’s compound library) and (b) for the manufacture of compounds and products other than the Licensed Compound or Licensed Products.

2.3. Sublicenses. Licensee shall have the right to sublicense its rights granted under Section 2.1 to any of its Affiliates or any Third Party, provided that the [***]. With respect to each sublicense granted in accordance with this Section 2.3, Licensee will provide Sanofi with a complete unredacted copy of each sublicense agreement (a “Sublicense Agreement”) within [***] of execution to enable Sanofi to confirm compliance with this Agreement. Licensee shall, notwithstanding any sublicense granted under any Sublicense Agreement, remain liable to Sanofi under this Agreement. Licensee shall ensure that any Sublicense Agreement is consistent with the terms hereof.

2.4. No Implied Rights. Licensee and its Affiliates shall have no right, express or implied, with respect to the Licensed Know-How except as expressly provided under this Agreement.

2.5. Disclosure of Licensed Know-How. Sanofi shall disclose and make available to Licensee the Licensed Know-How within [***] after the Effective Date by granting the Licensee download rights to the data room from which the Licensed Know-How may be accessed. Licensee shall complete its download of the Licensed Know-How within [***] after having been granted download rights in accordance with the preceding sentence; provided however that Sanofi shall not be obligated to disclose to Licensee the Licensed Know-How listed in Section 3 of Schedule 1.48, which Licensed Know-How is intermingled with certain confidential information of a Third Party, Catalent, until such time as Sanofi has received from Catalent its consent to the disclosure to Licensee of such intermingled confidential information. All Licensed Know-How will be provided in the language in which it was created. If within [***] of the Effective Date, Sanofi or Licensee identifies any particular Information and Inventions Controlled by Sanofi as of the Effective Date that may have been inadvertently omitted from the list of Licensed Know-How, Sanofi shall use reasonable efforts to provide the requested additional items of Licensed Know-How to Licensee as soon as practicable and Schedule 1.48 (Licensed Know-How) shall be updated by the Parties accordingly.

2.6. Transferred Materials. Sanofi hereby assigns to Licensee all of its right, title and interest in and to the inventory of Transferred Materials listed on Schedule 2.6 (Transferred Materials), which Sanofi shall deliver (EXW (Incoterms® 2020)) Sanofi’s facility specified in such schedule within [***] after having received from Licensee all information necessary to deliver such Transferred Materials to Licensee (including without limitation, the Licensee’s preferred delivery address, contact name(s) and customs information). The purchase price for the Transferred Materials is included in the Upfront Payment. In addition, and Licensee shall bear all shipping costs, including insurance, customs duties and any transfer tax that may become due in connection with the delivery of the Transferred Materials. The Parties agree that: (a) such Transferred Materials shall be used solely to Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory; (b) all such Transferred Materials are provided “AS IS” without any warranties, express or implied and (c) Licensee shall be solely responsible for determining whether such quantities of Transferred Materials meet Licensee’s own requirements and whether such Transferred Materials are suitable for Licensee’s intended purposes. Any use of the Transferred Materials shall be at the sole risk and responsibility of Licensee.

2.7. Technical Assistance. Beginning on the Effective Date, Sanofi shall answer Licensee’s reasonable technical questions regarding the Licensed Know-How and the Transferred Materials to the extent such expertise is available within Sanofi. Such technical assistance shall be provided by Sanofi at its cost for no more than [***] per month for no more than [***]; such [***] period to begin upon written request from Licensee to Sanofi according to Section 13.7 (“Notices”), to be provided within [***] of the Effective Date. Beginning at the expiry of such [***] period, Sanofi may, at its sole discretion provide additional assistance relating to technical assistance requested by Licensee for no more than [***] for no more than [***], such additional assistance would be paid by RSFB on an FTE basis at the rate of [***] per annum per full time equivalent.

2.8. Transfer of US INDs. Sanofi hereby assigns to Licensee the US IND listed on Schedule 2.8 (Transferred US INDs) (the “Transferred US IND”). The Parties shall cooperate in good faith to effectuate the assignments described in this Section 2.8 (Transfer of US IND) with the FDA, including duly executing and delivering, or causing to be duly executed and delivered, such instruments (including the filing of such assignments, agreements and documents) as may be necessary in order to effect such assignment and transfer of the Transferred US IND from Sanofi to Licensee no later than [***] from the Effective Date. Licensee shall provide all assistance reasonably requested by Sanofi in order to effectuate the assignment and transfer of the Transferred US INDs to Licensee, including notifying the FDA of the transfer in a timely manner.

ARTICLE 3

DEVELOPMENT AND REGULATORY

3.1. Development.

3.1.1. In General. Licensee shall have sole control over and decision-making authority with respect to Development of the Licensed Products in the Field in the Territory at its own cost and expense.

3.1.2. Development Plan. Schedule 3.1.2 sets forth an initial plan to Develop the Licensed Compounds and Licensed Products in the Field in the Territory (such plan and any update thereto, the “Development Plan”), reflecting those Development activities that Licensee believes, in good faith, are required in order for Licensee to satisfy its obligations under Section 3.2 (Development Diligence). Licensee shall, along with the annual report to be delivered pursuant to Section 3.2 (Reports), update the Development Plan on an annual basis with details and timelines as to its planned and completed Clinical Studies and regulatory filings. The Development Plan is the Confidential Information of Licensee.

3.2. Development Diligence. Licensee shall use Commercially Reasonable Efforts (itself or with or through its Affiliates and/or Sublicensees) to Develop and obtain Market Approval for Licensed Products in the Field in at least two indications with potentially one being an Orphan Indication and [***].

3.3. Reports. Licensee shall deliver to Sanofi an annual development report no later than by the anniversary date of this Agreement, which report shall include (a) a summary of Development activities conducted in such reporting period and (b) a description of future Clinical Studies the Licensee plans to conduct and (c) a description of the material Regulatory Documentation the Licensee plans to submit in the subsequent reporting period. Reports delivered under this Section 3.3 (Reports) are the Confidential Information of Licensee.

3.4. Records. Licensee shall maintain (and cause its Affiliates, Sublicensees and Service Providers to maintain) Development records in sufficient detail to comply with Applicable Law. Such records and documentation shall reflect all work done and results achieved in the performance of the applicable Development activities in a manner appropriate for any regulatory purpose and, when applicable, for use in connection with Patent filings, prosecution and maintenance. Such records and documentation shall be retained for at least [***] or such longer period as may be required by Applicable Law.

3.5. Subcontracting. Licensee may retain Service Providers to conduct Development activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted activities, (b) Licensee shall, notwithstanding such subcontracting, remain liable to Sanofi for the performance of all Development activities, and (c) any agreement pursuant to which Licensee retains any Service Provider must be in writing and be consistent with the relevant provisions of this Agreement.

3.6. Compliance. Licensee shall perform (and shall cause its Affiliates, Sublicensees and Service Providers to perform) all of its Development activities in a good scientific manner and in compliance with the terms of this Agreement and all Applicable Laws.

3.7. Regulatory. Licensee shall have sole control over and decision-making authority with respect to (a) preparing, obtaining and maintaining all Drug Approval Applications and any other Regulatory Documentation and (b) conducting communications with the Regulatory Authorities, in each case ((a) and (b)), for the Licensed Products in the Territory. All Drug Approval Applications, Marketing Approvals and other Regulatory Documentation relating to the Licensed Products with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, Licensee or its designated Affiliate.

ARTICLE 4

COMMERCIALIZATION

4.1. In General. Licensee shall have sole control over and final decision-making authority with respect to the Commercialization of the Licensed Products in the Field in the Territory at its own cost and expense.

4.2. Commercialization Diligence. Licensee shall use [***] to Commercialize the Licensed Products in [***].

4.3. Commercialization Report. Following the commencement of Commercialization activities under this Agreement by Licensee or its Affiliates or Sublicensees, Licensee shall provide to Sanofi an annual summary report of Licensee’s Commercialization activities with respect to the Licensed Compound and Licensed Products for such preceding Calendar Year, such report to be delivered on the anniversary of the Effective Date. Licensee’s reports regarding its (and its Affiliates and Sublicensees) Commercialization activities shall be the Confidential Information of Licensee.

4.4. Subcontracting. Licensee may retain Service Providers to conduct Commercialization activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted activities, (b) Licensee shall, notwithstanding such subcontracting, remain liable to Sanofi for the performance of all Commercialization activities, and (c) any agreement pursuant to which Licensee retains any Service Provider must be in writing and be consistent with the relevant provisions of this Agreement.

4.5. Compliance. Licensee shall perform (and shall cause its Affiliates, Sublicensees and Service Providers to perform) all of its Commercialization activities in a good scientific manner and in compliance with the terms of this Agreement and all Applicable Laws.

4.6. Sales and Distribution. Licensee shall have sole control over and decision-making authority with respect to invoicing, collection and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Field in the Territory and all related services. Licensee shall have sole control over and decision-making authority with respect to handling all returns, recalls and withdrawals, order processing, inventory and receivables with respect to the Licensed Product in the Territory.

ARTICLE 5

MANUFACTURE AND SUPPLY

5.1. In General. Licensee shall have sole control over and decision-making authority with respect to the Manufacture of the Licensed Compound and Licensed Products at its own cost and expense.

5.2. Subcontracting. Licensee may retain Service Providers to conduct Manufacturing activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted activities, (b) Licensee shall, notwithstanding such subcontracting, remain liable to Sanofi for the performance of all Manufacturing activities, and (c) any agreement pursuant to which Licensee retains any Service Provider must be in writing and be consistent with the relevant provisions of this Agreement.

5.3. Compliance. Licensee shall perform (and shall cause its Affiliates, Sublicensees and Service Providers to perform) all of its Manufacturing activities in a good scientific manner and in compliance with the terms of this Agreement and all Applicable Laws.

ARTICLE 6

PAYMENTS

6.1. Upfront Payment. Licensee shall pay Sanofi a non-creditable, non-refundable upfront payment (the “Upfront Payment”) of Five Hundred Twenty-Five Thousand Dollars ($525,000) in two installments as follows:

(i) a first installment of [***] in cash within [***] of the Effective Date; and

(ii) a second installment of [***] in cash within [***] after the first anniversary of the Effective Date.

6.2. Milestones.

6.2.1. Milestone Events and Payments. Licensee shall notify Sanofi of achievement of the Milestone Events described in the tables below (each a “Milestone Event”) within [***] of achievement thereof. Licensee shall pay Sanofi the following non-refundable, non-creditable development and regulatory milestone payments described in the tables below (“Milestone Payments”) for the applicable Milestone Events within [***] after receipt of invoice therefor from Sanofi, which invoice Sanofi shall provide to Licensee following Sanofi’s receipt of notice from Licensee of the achievement of the applicable Milestone Event. Each Milestone Payment shall be payable only once regardless of the number of Licensed Products that achieve such Event:

#	Milestone Event	Milestone Payments
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]

As referred to below, [***]. Consequently:

(i) [***].

6.2.2. Determination that Milestone Events Have Occurred. In the event that, notwithstanding the fact that Licensee has not provided Sanofi notice of achievement of a particular Milestone Event as provided above, Sanofi believes that any such Milestone Event has been achieved by Licensee or its Affiliates or Sublicensees, then it shall so notify Licensee in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. The achievement of any Milestone Event by an Affiliate of Licensee shall trigger the corresponding Milestone Payment as if such Milestone Event had been achieved by Licensee. Any dispute under this Section 0 (Determination that Milestone Events Have Occurred) regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 13.5 (Dispute Resolution).

6.3. Royalties.

6.3.1. Royalty Rates. Licensee shall pay Sanofi a royalty on Net Sales of Licensed Products for all Indications, in the Territory for each Calendar Year (or partial Calendar Year) during the Royalty Term as follows:

That portion of Net Sales that is:	Royalty rate
[***]	[***]
[***]	[***]
[***]	[***]

6.4. Sublicensing/Transfer Revenues. Licensee shall pay Sanofi within [***] of execution of any sublicensing or assignment agreement, as the case may be, [***] of all non-royalty sublicense or transfer revenue, which would include any upfront fees, milestone payments, and fair value of equity in such Sublicensee issued to Licensee (if any), but would not include Development and other operational funding, loans, purchase of shares in Licensee at fair market value, payment for services, or reimbursement of patent expenses.

6.5. Payment Dates and Reports. Royalty payments shall be made by Licensee within [***] after the end of each Calendar Quarter commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product occurs. Licensee shall also provide to Sanofi, at the same time each such payment is made, a report showing: (a) the Invoiced Sales and Net Sales of the Licensed Products by country in the Territory; (b) the calculation for any deductions from Invoiced Sales to Net Sales; (c) applicable royalty rates for the Licensed Products; (c) the exchange rates used in calculating any of the foregoing; (d) a calculation of the amount of royalty due to Sanofi, and (e) date of First Commercialization.

6.6. Mode of Payment; Currency Conversion.

(i) All payments to Sanofi under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Sanofi may from time to time designate on notice to Licensee.

(ii) If any currency conversion shall be required in connection with any payment hereunder, then such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of Dollars as published in the Wall Street Journal (Eastern Edition) on the last Business Day of each month in the s to which such payments relate.

6.7. Taxes. The upfront payment, Milestone Payments and other amounts payable by Licensee to Sanofi pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Sanofi is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, then it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Licensee has received evidence, in a form reasonably satisfactory to Licensee, of Sanofi’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, then it shall pay to Sanofi the balance when due or make timely payment to the proper taxing authority of the withheld amount and send to Sanofi proof of such payment within [***] following such payment. Licensee shall be responsible for any sales or other similar tax that Sanofi may be required to collect with respect to the Payments.

6.8. Interest on Late Payments. If any Payment due to Sanofi under this Agreement is not paid in when due, then Licensee shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***], such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.

6.9. Financial Records. Licensee shall, and shall cause its Affiliates and sub-licensees to, keep complete and accurate books and records pertaining to the sale, delivery and use of the Licensed Products, including books and records of Invoiced Sales (including any deductions therefrom) and Net Sales of the Licensed Products in the Territory and any royalties paid to a Third Party pursuant to a Third Party License. Licensee shall, and shall cause its Affiliates and Sublicensees to, retain such books and records, until the later of [***] after the end of the period to which such books and records pertain and the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.10. Audit. At the request of Sanofi, Licensee shall, and shall cause its Affiliates and Sublicensees to, permit an independent certified public accountant retained by Sanofi, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.8. Such audits may not (a) be conducted for any Calendar Quarter more than [***] after the end of such Calendar Quarter, (b) be conducted more than [***] in any twelve (12)-month period (unless a previous audit during such twelve (12)-month period revealed an underpayment with respect to such period or Licensee restates or revises such books and records for such twelve (12)-month period), or (c) be repeated for any Calendar Quarter. Except as provided below, the cost of any audit shall be borne by Sanofi, unless the audit reveals a variance of more than [***] from the reported amounts, in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 6.11, if such audit concludes that additional payments were owed or that excess payments were made during such period, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 6.8, within [***] after the date on which such audit is completed and the conclusions thereof are notified to the Parties or Licensee shall deduct such excess payments from future payments owed Sanofi, as the case may be.

6.11. Audit Dispute. In the event of a dispute over the results of any audit conducted pursuant to Section 6.10, Sanofi and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] of delivery of notice of dispute, then the dispute shall be submitted for resolution to a certified public accounting firm selected by the Parties mutually (the “Accountant”) or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate. The decision of the Accountant shall be final and the costs of such review as well as the initial audit shall be borne between the Parties in such manner as the Accountant shall determine. No later than [***] after the Accountant renders its final decision and in accordance with such decision, Licensee shall pay the additional royalty payments, with interest from the date originally due as provided in Section 6.8.

6.12. Confidentiality. Sanofi shall treat all information subject to review under this ARTICLE 6 in accordance with the confidentiality provisions of Article 9 and Sanofi shall cause the independent public accountant retained by Sanofi pursuant to Section 6.10 or the Accountant, as applicable, to enter into a reasonably acceptable confidentiality agreement that includes an obligation to retain all such financial information in confidence.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1. Ownership of Arising Information and Inventions. Licensee shall own and retain all right, title and interest in and to any and all Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of Licensee or its Affiliates under, or in the performance its obligations or exercise of its rights under, this Agreement, whether or not patented or patentable, and any and all Patents and other property rights with respect thereto.

7.2. Prosecution and Maintenance of Derived Patents. [***] shall have the sole right to prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) any Derived Patent in the Territory, at its sole cost and expense using reasonable care and skill. [***] will reasonably cooperate with [***] to file Derived Patents by providing evidence of assignment of rights from [***] inventor employees, provided that [***] requests such evidence in writing at least [***] prior to the planned filling date of such Derived Patent.

7.3. Patent Term Extension and Supplementary Protection Certificate. [***] shall have the right to make decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for the Derived Patents in any country in the Territory, at its sole cost and expense.

7.4. Third Party Licenses. If [***] obtains a license from any Third Party in order to Exploit a Licensed Product in the Field in the Territory, [***] shall be responsible for all license fees, milestones, royalties or other such payments due to such Third Party.

7.5. Product Trademarks.

7.5.1. Selection and Ownership of Product Trademarks. [***] shall have the right to select and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory, at its costs and expense.

7.5.2. Maintenance and Prosecution of Product Trademarks. [***] shall have sole control over and decision-making authority with respect to the registration, prosecution and maintenance of Product Trademarks, at its cost and expense.

7.5.3. Enforcement of Product Trademarks. [***] shall have the sole right to take action against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. [***] shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.5.3 and any settlements and judgments with respect thereto and shall retain any damages or other amounts collected in connection therewith.

7.6. Third Party Claims. [***] shall have the sole right to defend against any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. [***] shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.6 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

ARTICLE 8

PHARMACOVIGILANCE AND SAFETY

8.1. Global Safety Database. [***] shall be responsible for setting up, holding and maintaining (at [***] sole cost and expense) the global safety database for the Licensed Products in the Territory. Solely to the extent required by Applicable Law, [***] shall grant [***] access to such global safety database for the Licensed Products.

8.2. Pharmacovigilance Agreement. Solely if required by Applicable Law, the Parties shall execute a safety data exchange or other applicable pharmacovigilance agreement.

ARTICLE 9

CONFIDENTIALITY AND NON-DISCLOSURE

9.1. Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates and, in the case of Licensee as the Receiving Party its Sublicensees, and with respect to both Parties their respective officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. “Confidential Information” means any information provided by one (1) Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement, including the terms of this Agreement or any information relating to the Licensed Products, including any Exploitation of the Licensed Products in the Territory or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Confidential Information shall not include any information that:

9.1.1. is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act or omission on the part of the Receiving Party in breach of this Agreement;

9.1.2. was obtained or was already known by the Receiving Party or any of its Affiliates without obligation of confidentiality as a result of disclosure from a Third Party that neither the Receiving Party nor any of its Affiliates knew was under an obligation of confidentiality to the Disclosing Party or any of its Affiliates with respect to such information;

9.1.3. is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

9.1.4. can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

9.2. Permitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:

9.2.1. necessary to comply with Applicable Law including disclosure that a Party is compelled to make in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction (including prosecution or defense of litigation) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance with Applicable Law; provided that the Receiving Party shall first have given notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, then the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that is legally required to be disclosed in response to such court or governmental order;

9.2.2. necessary to comply with the rules and regulations of any securities exchange in any jurisdiction in the Territory applicable to a Party (each, a “Securities Regulator”), which disclosure is, in the reasonable opinion of the Receiving Party’s counsel, necessary for compliance with the requirements of such securities exchange, and, in connection therewith, each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the such Securities Regulators, provided that if a Party intends to submit this Agreement to, or intends to file this Agreement with, any Securities Regulator, such Party agrees to engage in a reasonable consultation, on not less than [***] advance notice (further provided that such advance notice shall be [***] during the months of August and December), with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement or other Confidential Information related to this Agreement to be disclosed to such Securities Regulator;

9.2.3. made by the Receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Market Approval;

9.2.4. made by the Receiving Party to file or prosecute Patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement;

9.2.5. made by the Receiving Party to actual or prospective acquirers, merger candidates, or, with respect to Sanofi as the Receiving Party, investors in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that (a) each such Third Party signs an agreement that contains obligations of confidentiality that are substantially similar to the Receiving Party’s obligations hereunder (except that the obligations under such agreement may terminate [***] after disclosure of the relevant information), and (b) each such Third Party to whom information is disclosed shall (i) be informed of the confidential nature of the Confidential Information so disclosed and (ii) agree to hold such Confidential Information subject to the terms thereof.

9.3. Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol or other Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 9.3 shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this ARTICLE 9) or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 9.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this ARTICLE 9.

9.4. Press Releases Except as otherwise permitted in accordance with Section 9.2 (Permitted Disclosures), no Party shall issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party. If a Party wishes to issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, then such Party shall provide the other Party reasonable opportunity to review and comment on any such press release or public communication at least [***] in advance thereof (to the extent permitted under Applicable Law), and further provided that the period of review and comment shall notwithstanding the foregoing be [***] during the months of August and December, and the issuing Party shall act in good faith to incorporate any comments provided by the other Party on such press release or public communication. This Section 9.4 (Press Releases) shall not apply with respect to information that has been previously publicly disclosed by any Party.

9.5. Publications. Any publication, such as a scientific paper, abstract or other public disclosure, regarding the Licensed Compounds made by or on behalf of Licensee shall, acknowledge the contributions of Sanofi and its Affiliates according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

9.6. Destruction of Confidential Information. Within [***] after the termination of this Agreement, or at the written request of the Disclosing Party, the Receiving Party shall promptly destroy all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one (1) copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival or compliance purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1. Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

10.1.1. Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) is duly organized and validly existing under the Applicable Law of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

10.1.2. Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

10.2. Representations and Warranties of Sanofi. Sanofi represents and warrants to Licensee, as of the Effective Date:

10.2.1. Control. Sanofi or its Affiliates Controls Licensed Know-How and Transferred Materials.

10.2.2. Licenses. Sanofi has the right to grant the licenses granted to Licensee hereunder on its own behalf and on behalf of its Affiliates.

10.3. Covenant of Licensee. Neither Licensee nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensee shall inform Sanofi in writing promptly if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Licensee’s knowledge, is threatened, relating to the debarment or conviction of Licensee or any Person performing activities hereunder.

10.4. DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.1 AND 10.2, SANOFI MAKES NO REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SANOFI SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO FREEDOM TO OPERATE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.5. ADDITIONAL WAIVER. LICENSEE AGREES THAT: (A) THE LICENSED KNOW-HOW IS LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST SANOFI FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE LICENSED KNOW-HOW; (B) THE TRANSFERRED MATERIALS ARE SOLD “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST SANOFI FOR

CLAIM AS TO THE QUALITY OF FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED MATERIALS; (C) LICENSEE AGREES THAT SANOFI WILL HAVE NO LIABILITY TO LICENSEE FOR THE USE OF THE TRANSFERRED MATERIALS; AND (D) LICENSEE IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED TRANSFERRED HAVE APPLICABILITY OR UTILITY IN LICENSEE’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCT, AND LICENSEE ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.

ARTICLE 11

INDEMNITY

11.1. Indemnification of Sanofi. Licensee shall indemnify Sanofi, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Sanofi Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) [***], (b) [***] or (c) [***]; provided that, with respect to any Third Party Claim for which Licensee has an obligation to any Sanofi Indemnitee pursuant to this Section 11.1 and Sanofi has an obligation to any Licensee Indemnitee pursuant to Section 11.2, each Party shall indemnify each of the Sanofi Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.2. Indemnification of Licensee. Sanofi shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) [***] or (b) [***]; provided that, with respect to any Third Party Claim for which Sanofi has an obligation to any Licensee Indemnitee pursuant to this Section 11.2 and Licensee has an obligation to any Sanofi Indemnitee pursuant to Section 11.1, each Party shall indemnify each of the Sanofi Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.3. Notice of Claim. All indemnification claims in respect of a Sanofi Indemnitee or a Licensee Indemnitee shall be made solely by Sanofi or Licensee, as applicable (each of Sanofi or Licensee in such capacity, the “Indemnified Party” and the Party owing the indemnification obligation under this Agreement, the “Indemnifying Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 or Section 11.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice other than in the event such delay materially prejudices the Indemnifying Party’s ability to defend the applicable claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.4. Control of Defense.

11.4.1. Control of Defense. The Indemnifying Party will assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a Sanofi Indemnitee’s or a Licensee Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 11.4.2, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Sanofi Indemnitee or Licensee Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.

11.4.2. Right to Participate in Defense. Without limiting Section 11.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any Sanofi Indemnitee or Licensee Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.

11.4.3. Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in any Sanofi Indemnitee or Licensee Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify such Sanofi Indemnitee or Licensee Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided that it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by a Sanofi Indemnitee or a Licensee Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each Sanofi Indemnitee or Licensee Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

11.4.4. Cooperation. The Indemnified Party shall, and shall cause each Sanofi Indemnitee or Licensee Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Sanofi Indemnitee or Licensee Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Sanofi Indemnitees or Licensee Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.

11.4.5. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Sanofi Indemnitee’s or Licensee Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify a Sanofi Indemnitee or Licensee Indemnitee, as applicable.

11.5. Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR IN THE CASE OF LICENSEE, ITS SUBCONTRACTORS OR SUBLICENSEES), OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 11.1 OR SECTION 11.2, OR WITH RESPECT TO A BREACH OF ARTICLE 9, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR LOST REVENUE, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

11.6. Insurance. Licensee shall, and shall cause its Affiliates to, have and maintain such type and amounts of liability insurance covering the Exploitation of the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide Sanofi with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Maintenance of such insurance coverage shall not relieve Licensee of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

ARTICLE 12

TERM AND TERMINATION

12.1. Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with this ARTICLE 12, continue (a) with respect to each Licensed Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”). Upon expiry of the Term, Licensee’s license with respect to the applicable Licensed Product in the applicable country will become fully paid-up, perpetual and irrevocable.

12.2. Termination of this Agreement for Material Breach. In the event that a Party materially breaches a term of this Agreement (such Party, the “Breaching Party”), the other Party (the “Complaining Party”) may, in addition to any other right and remedy it may have, terminate this Agreement upon [***] prior written notice (the “Termination Notice Period”) to the Breaching Party, specifying the material breach and its claim of right to terminate, provided that the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a payment breach, as to which the Breaching Party shall have only a [***] cure period. Any failure by Licensee to fulfil its obligations under Section 3.2 (Development Diligence) or Section 4.2 (Commercialization Diligence) shall be considered a material breach of such terms by Licensee under this Section 12.2.

12.3. Termination Upon Insolvency. Sanofi have had the right to terminate this Agreement if, at any time, Licensee (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within [***] after the filing thereof, (c) proposes or is a party to any dissolution or liquidation, or (d) makes an assignment for the benefit of its creditors.

12.4. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Sanofi are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. To the extent available in countries other than the U.S., Applicable Law similar to Section 365(n) of the U.S. Bankruptcy Code shall be applied so as to treat this Agreement as an executory contract.

12.5. Consequences of Termination. In the event of a termination of this Agreement:

12.5.1. all rights and licenses granted by Sanofi hereunder (including under any sublicense agreement) shall immediately terminate and all rights granted to Licensee, its Affiliates and Sublicensees shall revert to Sanofi; and

12.5.2. to the extent that Sublicensee has complied with its Sublicense Agreement and agrees to assume all obligations of Licensee, Sanofi may, at its election, enter into a direct license agreement with such sublicensee;

12.5.3. if Sanofi has an interest in assuming the Exploitation of the Licensed Compounds in the Field in the Territory, the Parties shall negotiate in good faith a license or other transaction to provide Sanofi up to exclusive rights to such Licensee’s Patents, Information and Inventions and other properties of Licensee which Sanofi may require to so Exploit the Licensed Compounds in the Field in the Territory.

12.6. Accrued Rights; Surviving Obligations.

12.6.1. Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

12.6.2. Survival. The following Sections and Articles shall survive the termination or expiration of this Agreement for any reason: Section 6.10 (Audit); Section 6.11 (Audit Dispute); Section 6.12 (Confidentiality) solely with regard to the auditable period up to the effective date of termination; Section 7.4 (Infringement Claims by Third Parties) solely with respect to any enforcement actions ongoing as of the effective date of termination; Section 12.1 (Term) solely with respect to the final sentence thereof provided that Licensee’s royalty and other payment obligations have been fulfilled as of the date of expiration or termination of this Agreement; Section 12.5 (Consequences of Termination); this Section 12.6 (Accrued Rights; Surviving Obligations); ARTICLE 1 (Definitions) to the extent necessary to give effect to surviving provisions; ARTICLE 6 (Payments) with regard to any payment obligations which accrued prior to termination or expiration and also with regard to any post-termination or post-expiration payments; ARTICLE 9 (Confidentiality and Non-Disclosure) for the period prescribed in Section 9.1; ARTICLE 11 (Indemnity), provided that Section 11.6 (Insurance) will survive only with respect to insurable events which occurred during the period prior to termination or expiration; and ARTICLE 13 (Miscellaneous) to the extent necessary to give effect to surviving provisions.

ARTICLE 13

MISCELLANEOUS

13.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event within 15 days after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than 90 days and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement pursuant to Section 12.2.

13.2. Alliance Managers. Within [***] after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing Sanofi with information on the progress of Licensee’s Development and Commercialization activities under this Agreement. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

13.3. Assignment.

13.3.1. By Sanofi. Sanofi may sell, transfer, assign, delegate, pledge or otherwise dispose of this Agreement, or any of its rights or obligations hereunder in whole or in part, a) to one (1) or more of its Affiliates, (b) to Sanofi’s successor in interest in connection with any Change of Control, or (c) in connection with any sale or other disposition of all or substantially all of the assets of Sanofi to which this Agreement relates to one (1) or more Third Parties in one transaction or a series of related transactions.

13.3.2. By Licensee. Licensee may sell, transfer, assign, delegate, pledge or otherwise dispose of this Agreement, or any of Licensee’s rights or obligations hereunder in whole or in part, (a) to one (1) or more of its Affiliates, (b) to Licensee’s successor in interest in connection with any Change of Control, or (c) in connection with any sale or other disposition of all or substantially all of the assets of Licensee to which this Agreement relates to one (1) or more Third Parties in one transaction or a series of related transactions. Licensee shall provide Sanofi written notice of any assignment under this Section 13.3.2 within [***] of the execution of any agreement pursuant to which Licensee’s rights or obligations hereunder are so assigned.

13.3.3. Violation. Any attempted assignment or delegation in violation of Section 13.3.2 shall be void and of no effect.

13.3.4. Successors and Permitted Assigns. All validly assigned and delegated rights and obligations of a Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of such Party, as the case may be.

13.4. Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

13.5. Dispute Resolution. If dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then each Party shall have the right to refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [***]. Any final decision agreed to by such Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [***] period, then either Party shall be free to commence legal action in accordance with Section 13.6 and seek such remedies as may be available to such Party. Notwithstanding any provision in this Agreement to the contrary, each Party shall be entitled to institute litigation in accordance with Section 13.6 immediately if litigation is necessary to prevent irreparable harm to that Party.

13.6. Governing Law, Jurisdiction, Venue and Service.

13.6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New-York (USA), excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.6.2. Dispute Resolution. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach hereof during. If the Parties do not fully settle each such dispute, controversy or claim, and a Party wishes to pursue the matter within [***] from the initial request by the most diligent parties, then: (a) with respect of any dispute concerning the validity of a Party’s Patent rights, each Party may assert any remedy available at law or equity before a court of competent jurisdiction; and (b) with respect to the use and disclosure of any Confidential Information disclosed hereunder, each Disclosing Party may assert any remedy available at law or equity before a court of competent jurisdiction; and (c) in respect of all matters including disputes regarding the existence, interpretation, validity or termination of this Agreement, the Parties agree to exclusively submit the dispute to the competent courts in New York, New-York.

13.6.3. With respect to any action brought in accordance with Section 13.6.2, the Parties irrevocably and unconditionally waive their right to a jury trial.

13.6.4. Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.7. Notices.

13.7.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.7. Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service. This Section 13.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Telephone numbers are provided solely to facilitate delivery by courier.

13.7.2. Address for Notice.

If to Licensee, to:

Rancho Santa Fe Bio

P.O. Box 2833, Rancho Santa Fe, CA 92067, USA

Attention: [***]

with a copy to (which shall not constitute notice):

Attention: [***]

Telephone: [***]

If to Sanofi, to:

[***]

Telephone: [***]

Email: [***] (which does not constitute notice)

13.8. Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including that certain confidential disclosure agreement between Sanofi and Licensee dated March 16, 2020, as amended. No amendment of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.9. English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.10. Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in ARTICLE 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of ARTICLE 9 may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of ARTICLE 9, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.10 is intended, or should be construed, to limit either Party’s right to equitable relief for a breach of any other provision of this Agreement.

13.11. Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

13.12. No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties, their respective Affiliates and its and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

13.13. Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.14. Relationship of the Parties. It is expressly agreed that Sanofi, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sanofi, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

13.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered in portable document format (PDF) using electronic signatures and such signatures shall be deemed to bind each Party as if they were ink signatures.

13.16. References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

13.17. Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. The word “will” will be construed to have the same meaning and effect as the word “shall.” References to any specific law, rule or regulation, or article, Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. Any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

13.18. Sanofi Affiliates. Sanofi will have the right to exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains an Affiliate of Sanofi).

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

SANOFI		RANCHO SANTA FE BIO, INC.

By:	/s/ Alban de La Sablière	By:	/s/ Randy Berholtz
Name: Alban de La Sablière		Name: Randy Berholtz
Title: Sanofi Partnering Head		Title: Chair and CEO

Schedule 1.48

Licensed Know-How

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2

Schedule 2.6

Inventory of Transferred Materials

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3

Schedule 2.8

Transferred US IND

[***]

4

Schedule 3.1.2

Development Plan

[***]

AMENDMENT NO. 1

TO LICENSE

AGREEMENT

This Amendment No.1 (the “Amendment”) to the License Agreement effective as of June 2, 2021 (the “Agreement”) is made and entered as of March 18, 2022 (the “Amendment Effective Date”) by and between Sanofi, a French corporation located at 54, rue La Boétie, 75008 PARIS, France (“Sanofi”) and Rancho Santa Fe Bio, Inc., a Delaware corporation, with a principal office at P.O. Box 2833, Rancho Santa Fe, CA 92067, USA (“RSFB” or “Licensee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS the Parties desire to amend the Agreement to update the lists of Licensed Know-How and Transferred Materials.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Licensed Know-How.

Schedule 1.48-A of this Amendment is added to Schedule 1.48 of the Agreement.

2. Transferred Materials.

Schedule 2.6-A of this Amendment is added to Schedule 2.6 of this of the Agreement.

This Amendment is executed by the authorized representatives of the Parties as of the Amendment Effective Date written above.

SANOFI	RANCHO SANTA FE BIO, INC.

/s/ Stefan Risson	/s/ Laura Lewerentz-Juziuk
Stefan RISSON,	Laura Lewerentz-Juziuk,
Head of Licenses	Chief Operating Officer

1

Schedule 1.48-A

Additional Licensed Know-How

[***]

2

Schedule 2.6-A

Inventory of Additional Transferred

Materials

[***]

3

AMENDMENT NO. 2

TO LICENSE

AGREEMENT

This Amendment No.2 (the “Amendment”) to the License Agreement effective as of June 2, 2021, as amended on March 18, 2022, (collectively the “Agreement”) is made and entered into as of January 9, 2023 (the “Amendment Effective Date”) by and between Sanofi, a French corporation located at 46, avenue de la Grande Armée, 75017 PARIS, France (“Sanofi”) and Rancho Santa Fe Bio, Inc., a Delaware corporation, with a principal office at P.O. Box 2833, Rancho Santa Fe, CA 92067, USA (“RSFB” or “Licensee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS the Parties desire to amend the Agreement to update the list of Licensed Know-How.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Licensed Know-How.

Schedule 1.48-B of this Amendment is added to Schedule 1.48 of the Agreement.

This Amendment is executed by the authorized representatives of the Parties as of the Amendment Effective Date written above.

SANOFI INC.	RANCHO SANTA FE BIO,

/s/ Stefan Risson	/s/ Laura Lewerentz-Juziuk
Stefan RISSON,	Laura Lewerentz-Juziuk,
Head of Licenses	Chief Operating Officer

Schedule 1.48-B

Additional Licensed Know-How

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AMENDMENT NO. 3 TO LICENSE AGREEMENT

This Amendment No.3 (the “Amendment”) to the License Agreement effective as of 2 June 2021 (the “Agreement”) is made and entered into as of November 7, 2025 (the “Amendment Effective Date”) by and between Sanofi, a French corporation located at 46 Avenue de la Grande Armée, 75017 Paris, France (acting on its own behalf and on behalf of its Affiliates, “Sanofi”) and Kardigan, Inc., a company incorporated in California, having an address at 131 Oyster Point Blvd, Second Floor, South San Francisco, CA 94080, USA (“Kardigan”) (as successor in interest to Rancho Santa Fe Bio, Inc.). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS the Parties desire to update the Licensed Know-How pursuant to section 2.5 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1 – Amendments to Agreement. Exhibit A of this Amendment is added to Schedule 1.48 of the Agreement.

2 – Miscellaneous. The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

This Amendment is executed by the authorized representatives of the Parties as of the Amendment Effective Date.

Sanofi	Kardigan, Inc.

/s/ Stefan Risson	/s/ Tassos Gianakakos
Stefan Risson	Tassos Gianakakos
Global Head of Licenses	CEO and Co-Founder

EXHIBIT A

Additional Licensed Know-How

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